Exhibit 10.8

ADVANCED DRAINAGE SYSTEMS, INC.

Non-Employee Director Compensation Plan

1.	Purpose

The purpose of the Plan is to advance the long-term interests of Advanced Drainage Systems, Inc. by (i) motivating Directors by means of long-term incentive compensation, (ii) furthering the identity of interests of Directors with those of the shareholders of the Corporation through the ownership and performance of the Common Stock of the Corporation and (iii) permitting the Corporation to attract and retain Directors upon whose judgment the successful conduct of the business of the Corporation largely depends. Toward this objective, the Committee may establish the amount of annual cash retainers and grant restricted stock and other Awards to Directors of the Corporation on the terms and subject to the conditions set forth in the Plan.

2.	Definitions

2.1 “Administrative Policies” means the administrative policies and procedures adopted and amended from time to time by the Committee to administer the Plan.

2.2 “Award” means an award of cash compensation, restricted stock, or shares of Common Stock granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

2.3 “Award Agreement” means a written agreement with respect to an Award between the Corporation and a Participant establishing the terms, conditions, restrictions, and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

2.4 “Board” means the Board of Directors of the Corporation.

2.5 A “Change In Control” of the Corporation means the occurrence of a transaction or series of transactions following which less than a majority of the voting power of the Corporation or a Successor Entity is held by the Persons who hold the same with respect to the Corporation immediately prior to such transaction or series of transactions.

2.6 “Committee” means the Compensation and Management Development Committee of the Board.

2.7 “Common Stock” means Common Stock of the Corporation.

2.8 “Corporation” means Advanced Drainage Systems, Inc.

2.9 “Director” means a member of the Corporation’s Board who is not an employee of the Corporation.

2.10 “Participant” means any Director to whom an Award has been granted by the Committee under this Plan.

2.11 “Person” means any individual, legal entity, partnership, estate, trust, association, organization or governmental body.

2.12 “Plan” means the Advanced Drainage Systems, Inc. Non-Employee Director Compensation Plan.

2.13 “Successor Entity” means any successor entity to the Corporation in a merger of the Corporation, in a sale of all or substantially all of the assets of the Corporation or in any other such transaction involving the Corporation.

3.	Administration

The Plan shall be administered by the Committee. Subject to the express provisions of this Plan, the Committee shall have conclusive authority to construe and interpret the Plan, any Award Agreement entered into hereunder and to establish, amend and rescind Administrative Policies for the administration of this Plan.

4.	Eligibility

Any Director is eligible to become a Participant in the Plan.

5.	Shares Available

The aggregate number of shares of Common Stock of the Corporation as to which restricted stock Awards (in the aggregate) may be made shall be Sixty Thousand (60,000); provided, however, that whatever number of shares shall remain reserved for issuance pursuant to the Plan at the time of any stock split, stock dividend, or other change in the Corporation’s capitalization shall be appropriately and proportionately adjusted to reflect such stock dividend, stock split or other change in capitalization. Such shares shall be made available from authorized but unissued or reacquired shares of the Corporation. Any shares for which an Award is granted hereunder that are released from such Award for any reason shall become available for other Awards to be granted under this Plan.

6.	Term

The Plan shall become effective upon adoption of the Plan by the Committee.

7.	Participation

All Directors shall automatically be Participants in the Plan. The Committee shall determine the type or types of Awards to be made to a Participant, or may permit the Participant to choose between types of Awards. The terms, conditions, and restrictions of each Award shall be set forth in an Award Agreement.

8.	Restricted Stock Awards

(a) Grants. Awards may be granted in the form of Awards of restricted stock in such numbers and at such times as the Committee shall determine. Except as otherwise set forth in an Award Agreement or on Exhibit A hereto, annual Awards of restricted stock will be made to all Directors in the amount of $75,000 of Common Stock. Such Awards will be made on the date of the annual meeting of the Corporation’s stockholders, will be valued as of the grant date, and will be subject to forfeiture in the event that the Director ceases to serve as a Director during the one-year period ending on the anniversary of the grant date, subject to any Administrative Policies adopted pursuant to Section 11 hereof. The terms of the initial Awards of shares of restricted stock, including the date of grant and the date on which the risk of forfeiture with respect to such shares will lapse, are set forth on Exhibit A.

(b) Award Restrictions. Awards of restricted stock shall be subject to such terms, conditions, restrictions, or limitations as the Committee deems appropriate including, by way of illustration but not by way of limitation, restrictions on transferability, requirements of continued service as a Director, or the financial performance of the Corporation. The Committee may modify, or accelerate the termination of, the restrictions applicable to an Award of restricted stock under such circumstances as it deems appropriate.

(c) Rights as Shareholders. During the period in which any restricted shares of Common Stock are subject to the restrictions imposed under the preceding paragraphs, and except as otherwise provided by the Committee in an Award Agreement, the Participant to whom such restricted shares have been awarded shall have all of the rights of a shareholder with respect to such shares, including, by way of illustration but not by way of limitation, the right to vote such shares and to receive dividends.

(d) Change in Control. Except as otherwise provided in an Award Agreement, all Awards of restricted stock shall immediately vest and no longer be subject to forfeiture in the event of a Change in Control of the Corporation.

(e) Evidence of Award. Any Award of restricted stock granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

9.	Share Awards

(a) Grants. Awards may be granted in the form of unrestricted shares of Common Stock.

(b) Additional Terms and Conditions. The Committee may, consistent with the terms of this Plan, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Shares and other terms, conditions, restrictions or limitations, if any, on any Award of Shares.

10.	Awards of Cash Compensation

The amount of cash compensation to be paid to Directors is set forth on Exhibit A to this Plan and may be modified from time to time by the Committee. The Committee may permit a Director to elect in writing to receive, in lieu of all or a portion of their cash compensation, awards of restricted stock, with a value, determined at the time of grant, equal to such foregone cash compensation.

11.	Termination of Service as Director

The Committee shall adopt Administrative Policies determining the treatment of Awards of restricted stock of Participants who cease to serve as a Director whether because of death, disability, resignation, retirement pursuant to an established retirement plan or policy of the Corporation, or for any other reason.

12.	Assignment and Transfer

The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution, except as may be explicitly set forth in an Award Agreement.

13.	Adjustments Upon Changes in Capitalization

In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan shall be appropriately adjusted by the Committee whose determination shall be final.

14.	Regulatory Approvals and Listings

Notwithstanding anything contained in this Plan to the contrary, the Corporation shall have no obligation to issue or deliver certificates of Common Stock evidencing Awards of restricted stock or any other Award payable in Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Corporation shall, in its sole discretion, determine to be necessary or advisable, and (b) the completion of any registration or other qualification of said shares under any state or federal law, or ruling of any governmental body, that the Corporation shall, in its sole discretion, determine to be necessary or advisable.

15.	Amendment

The Corporation, by action of the Board, reserves the right to amend, modify or terminate at any time this Plan or, by action of the Committee or the Board with the consent of the Participant, to amend, modify, or terminate any Award Agreement.

16.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as preempted by applicable Federal law.

17.	No Right, Title, or Interest In Corporation Assets

No Participant shall have any rights as a shareholder as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name. To the extent any person acquires a right to receive payments from the Corporation under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Corporation.

18.	Expiration of Plan

Awards may be granted under this Plan at any time prior to 10 years from adoption of the Plan by the Committee, on which date the Plan shall expire but without affecting any Awards then outstanding.

EXHIBIT A

ADVANCED DRAINAGE SYSTEMS, INC.

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY1

Annual Cash Retainers (Payable Quarterly)
Board of Directors
Chairman of the Board	$	n/a-employee
Board Members (other than Chairman)		$75,000
Audit Committee
Audit Committee Chairman		$10,000
Audit Committee Members (including Chairman)		$8,000
Compensation and Management Development Committee
Compensation and Management Development Committee Chairman		$8,000
Compensation and Management Development Committee Members (including Chairman)		$6,000
Nominating and Governance Committee
Nominating and Governance Committee Chairman		$6,000
Nominating and Governance Committee Members (including Chairman)		$4,000
Annual Equity Awards (Subject to 1-Year Vesting)[2]
Chairman of the Board	$	n/a-employee
Board Members (other than Chairman)		$75,000

[1]	To be effective as of February 27, 2014. All payments will be prorated until the 2014 annual meeting of ADS’s stockholders. All non-employee directors will continue to receive reimbursement for all reasonable out-of-pocket travel and other expenses incurred in connection with attending Board meetings and Committee meetings.
[2]	Annual equity awards are payable in the form of shares of restricted stock on the date of the annual meeting of ADS’s stockholders, are valued as of the grant date, and vest in full on the 1-year anniversary of the grant date. Notwithstanding the foregoing, the initial annual equity awards are payable in the form of shares of restricted stock following the completion of the IPO, are valued as of the grant date (as determined by the Compensation and Management Development Committee), and vest in full on February 27, 2015. Non-employee directors who are affiliated with American Securities will not receive an equity award but, instead, will receive an annual fee of $150,000 in cash, along with fees for service on the various committees as described above, which fees will be paid directly to American Securities and not to the director individually.